Exhibit 15.2
August 7, 2020
AmeriServ Financial, Inc.
216 Franklin Street
P.O. Box 520
Johnstown, Pennsylvania 15901
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three and six-month periods ended June 30, 2020 and 2019, as indicated in our report dated August 7, 2020; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020, is incorporated by reference in the following Registration Statements:
•
Registration Statement No. 333-176869 on Form S-8

•
Registration Statement No. 333-67600 on Form S-8

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Sincerely,
/s/S.R. Snodgrass, P.C.